List of Subsidiaries


Corporation                                 State of Incorporation
-----------                                 ----------------------

New Era Foods Inc.                                 Nevada

Island Wholesale Grocers Inc.                    New York

Premium Cigar Wrappers Inc.                      New York

Synergy Brands Distribution Inc.                 New York

PHS Group Inc.                               Pennsylvania

SYBR.Com Inc.                                    New York

Net Cigar.Com Inc.                               New York


                                     EX-22